Exhibit 4.4

AMENDMENT NO. 1

TO

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is entered into as of December 30, 2011, by and among TECUMSEH PRODUCTS COMPANY, a corporation organized under the laws of the State of Michigan (“Tecumseh Products”), TECUMSEH COMPRESSOR COMPANY, a corporation organized under the laws of the State of Delaware (“Tecumseh Compressor”), TECUMSEH PRODUCTS OF CANADA, LIMITED, a Canadian corporation (“Tecumseh Products Canada”), and EVERGY, INC., a corporation organized under the laws of the State of Delaware (“Evergy”) (Tecumseh Products, Tecumseh Compressor, Tecumseh Products Canada, and Evergy are each a “Borrower”, and collectively “Borrowers”), PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various financial institutions named therein or which hereafter become a party thereto (together with PNC, collectively, “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”).

BACKGROUND

WHEREAS, Borrowers, Agent and Lenders are parties to a Revolving Credit and Security Agreement dated as of April 21, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

WHEREAS, the following Events of Default exist under the Loan Agreement (the “Specified Defaults”): (a) Borrowers did not close all of their banking and other accounts at JPMorgan Chase Bank, N.A. within 120 days of the Closing Date; and (b) Tecumseh Products continued to maintain Certificate of Deposit No. 100072450377 (the “CD”) after June 13, 2011 and following Tecumseh Products’ replacement of the letters of credit from JPMorgan Chase Bank., N.A. secured by the CD with Letters of Credit issued by Agent under the Loan Agreement.

WHEREAS, in connection with the foregoing, Borrowers have requested that Agent and Lenders waive the Specified Defaults and amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to do so on the terms and conditions in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

(a) The definition of “Permitted Hedging Contracts” set forth in Section 1.2 of the Loan Agreement is hereby amended to read as follows:

“Permitted Hedging Contracts” means: (i) a Lender-Provided Interest Rate Hedge; (ii) an Interest Rate Hedge or foreign currency Hedging Contract that (A) is documented in a standard International Swap Dealer Association Agreement, (B) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, (C) is entered into for hedging (rather than speculative) purposes, (D) is unsecured, and (E) is with a counterparty satisfactory to Agent; and (iii) a Hedging Contract entered into by a Borrower for hedging the commodity price-fluctuation risk attendant to such Borrower’s business activities, which is entered into in the ordinary course of business and not for speculative purposes.

(b)  Schedule 4.15(h) attached to the Loan Agreement is replaced with the Schedule attached as Exhibit A to this Amendment.

(c) Section 6.12 of the Loan Agreement is amended to read as follows:

(h) Bank Accounts. By January 31, 2012, Borrowers must have closed all of their banking and other accounts at JPMorgan Chase Bank, N.A. other than (i) Account No. 4673368101 and Account No. 4673368210 so long as these accounts are Blocked Accounts and (ii) Certificate of Deposit 100072450377 under the terms set forth on Schedule 4.15(h). Except as provided in the immediately preceding sentence, and on Schedule 4.15(h), each Borrower shall maintain all of its depository, disbursement, and other bank accounts at Agent.

(d) Section 9.12 of the Loan Agreement is amended to read as follows:

9.12 Projected Operating Budget. Furnish Agent and Lenders, no later than thirty (30) days after the beginning of each Borrower’s fiscal years commencing with fiscal year 2012, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

(e) Section 16.6 of the Loan Agreement is amended to replace the notice address for Borrowing Agent and Borrowers with the following:

(C)	If to Borrowing Agent or any Borrower:

Tecumseh Products Company

1136 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention: Janice Stipp

Telephone: (734) 585-9586

Facsimile: (734) 352-3886

with a copy to:

Tecumseh Products Company

1136 Oak Valley Drive

Ann Arbor, Michigan 48108

Attention: Christine Saurini

Telephone: (734) 585-9441

Facsimile: (734) 352-3741

with a copy to:

Honigman Miller Schwartz and Cohn LLP

660 Woodward Avenue

Detroit, Michigan 48226

Attention: Patrick Duerr

Telephone: (313) 465-7362

Facsimile: (313) 465-7363

3.    Conditions of Effectiveness of Amendment. This Amendment is not effective until Agent has received fully executed copies of this Amendment and all Exhibits and related documents listed on the Preliminary Closing List attached as Exhibit B, in form acceptable to Agent and Agent’s legal counsel (the “Conditions Precedent”).

4.    Waiver of Specified Defaults. Upon satisfaction of the Conditions Precedent, Agent and Lenders waive the Specified Defaults. This waiver shall not be construed as (a) a waiver of any of the other terms, provisions, conditions, or covenants contained in the Loan Agreement or the Other Documents or of any other Event of Default, if any, existing under the Loan Agreement or the Other Documents as of the date hereof or (b) a commitment on the part of Agent or any Lender to waive any future Event of Default under the Loan Agreement or Other Documents.

5.    Representations and Warranties. The parties hereto represent and warrant that this Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of the parties hereto and are enforceable against such parties in accordance with their respective terms.

6.    Effect on the Agreement.

(a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c) Except as provided in Section 4, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7.    Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.

8.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9.    Counterparts; Facsimile and PDF. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION,

as Lender and as Agent

By:	/s/ TODD MILENIUS
Todd Milenius, Vice President

ACKNOWLEDGED AND AGREED:

TECUMSEH PRODUCTS COMPANY

TECUMSEH COMPRESSOR COMPANY

TECUMSEH PRODUCTS OF CANADA, LIMITED

EVERGY, INC.

By:	/s/ JANICE STIPP
Name: Janice E. Stipp
Title: Chief Financial Officer and Treasurer

SIGNATURE PAGE TO

AMENDMENT NO. 1 TO REVOLVING CREDIT AND SECURITY AGREEMENT